UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Simpson Manufacturing Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.

Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Simpson Manufacturing Co., Inc.:

We will hold the annual meeting of our stockholders at 2:00 p.m., Pacific Daylight Time, on Wednesday, April 28, 2010, at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California.   The matters that you will address at this meeting are:

1.     A proposal to elect as directors the 2 persons nominated by a committee of independent members of our Board of Directors, each to hold office for a 3-year term and until his or her successor is elected and qualifies or until his or her earlier resignation or removal.

2.     A proposal to ratify our Board of Directors’ selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

3.     Any other business that properly comes before the meeting.

Only stockholders of record as of March 2, 2010, are entitled to notice of and will be entitled to vote at this meeting or any adjournment of this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Colonias
Secretary

Pleasanton, California

March 10, 2010

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINT CAST YOUR VOTES.

SIMPSON MANUFACTURING CO., INC.

5956 W. Las Positas Blvd.

Pleasanton, California 94588

March 10, 2010

PROXY STATEMENT

Solicitation and Voting of Proxies

On behalf of the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation, we are soliciting from you a proxy in the enclosed form for use at our Annual Meeting of Stockholders.  We will hold this meeting at our home office located at 5956 W. Las Positas Blvd., Pleasanton, California, on Wednesday, April 28, 2010, at 2:00 p.m., Pacific Daylight Time. Your proxy will be used at this meeting or at any adjournment of this meeting. Only holders of record of our common stock at the close of business on March 2, 2010, may vote at this meeting.  At the close of business on that date, we had 49,387,761 shares of our common stock outstanding and entitled to vote.  A majority, or 24,693,881, of these shares, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business.  We are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2009, available to each of our stockholders on or about March 10, 2010.

Revocability of Proxy

If you give a proxy, you may revoke it, at any time before the proxy holders vote it at the meeting, in any of the 3 following ways:

•                  deliver a written notice to our Secretary by any means, including facsimile, stating that the proxy is revoked;

•                  sign a proxy bearing a later date and deliver it to our Secretary; or

•                  attend the meeting and vote in person, although your attendance at the meeting will not, by itself, revoke your proxy.

If, however, your shares are held of record by a broker, bank or other nominee and you desire to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares you desire to vote.

Expenses of Proxy Solicitation

We are paying the expenses of this solicitation of proxies.  After we make this Proxy Statement and other soliciting materials available, we or our agents may also solicit proxies by mail, telephone, electronic mail or facsimile or in person.

Voting Rights

As a holder of our common stock, you are entitled to one vote per share on any matter submitted to a vote of the stockholders.  Our Bylaws permit stockholders to cumulate their votes in the election of directors at an annual meeting if, at least 65 days before the meeting, a stockholder notifies our Secretary in writing of the stockholder’s intention to cumulate votes.  Cumulative voting would entitle each stockholder to give one properly nominated candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder holds or to distribute those votes on the same principle among as many properly nominated candidates as the stockholder thinks fit.  Our Secretary has not, however, received a cumulative voting notice for this meeting, and as a result cumulative voting will not be available at this meeting.

Our Board of Directors expects both nominees named below to be available for election.  If either nominee is not available, the proxy holders may vote for a substitute whom the Governance and Nominating

Committee of our Board of Directors may nominate.  We are not aware of any specific matter to be brought before the meeting that is not identified in the notice of the meeting and this Proxy Statement.  If, however, stockholders present proposals at the meeting that are not included in this Proxy Statement, the proxy holders will have discretion to vote on those proposals as they see fit.  The proxies solicited by this Proxy Statement will confer discretionary authority on matters of which we are not aware a reasonable time before the meeting.  Accordingly, the proxy holders may use their discretionary authority to vote on any such matter pursuant to the proxies in the enclosed form.

Our stockholders may cast votes personally at the meeting or the proxy holders may cast the votes of stockholders who provide proxies in the enclosed form.  Our stockholders will elect directors at the meeting by a plurality of the votes cast at the meeting.  In the election of directors, that is, the nominees receiving the highest numbers of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.  Votes against a nominee and votes withheld have no legal effect.  Approval of Proposal No. 2 will require the affirmative vote of a majority of the votes cast at the meeting.  Abstentions and broker nonvotes count as shares present for determination of a quorum but do not count as affirmative or negative votes on any item to be voted on and do not count in determining the number of shares voted on any item.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information, as of March 2, 2010, unless otherwise indicated, about the beneficial ownership of our common stock by —

•                  each stockholder known by us to be the beneficial owner of more than 5% of our common stock,

•                  each director and director nominee,

•                  each person currently serving as one of our executive officers named in the Summary Compensation Table — see “Executive Compensation” below, and

•                  all of our current executive officers and directors as a group.

Name and, for Each 5%	Amount and Nature of	Percent
Beneficial Owner, Address	Beneficial Ownership (1)	of Class

Barclay Simpson (2)	9,711,737	19.7%
5956 W. Las Positas Blvd.
Pleasanton, CA 94588

Royce & Associates, LLC (3)	6,465,099	13.1%
1414 Avenue of the Americas
New York, NY 10019

BlackRock, Inc. (4)	3,484,021	7.1%
40 East 52nd Street
New York, NY 10022

Snyder Capital
Management L.P. (5)	2,543,184	5.1%
One Market Plaza
Steuart Tower, Suite 1200
San Francisco, CA 94105

Thomas J Fitzmyers (6)	206,400	*

Karen Colonias (7)	30,552	*

Michael J. Herbert (8)	118,000	*

Phillip T. Kingsfather (9)	72,901	*

Stephen P. Eberhard (10)	118,663	*

Jennifer A. Chatman (11)	5,000	*

Earl F. Cheit (11)	7,000	*

Gary M. Cusumano	800	*

Peter N. Louras, Jr. (11)	9,683	*

Name and, for Each 5%	Amount and Nature of	Percent
Beneficial Owner, Address	Beneficial Ownership (1)	of Class

Robin G. MacGillivray (11)	5,000	*

Barry Lawson Williams (11)	7,000	*

All current executive officers and directors as a group (12)	10,311,031	20.7%

*      Less than 0.5%

(1)                                  We based the information in this table on information that our officers and directors provided to us and on statements on Schedule 13D or 13G that stockholders filed with the Securities and Exchange Commission and sent to us.  Unless otherwise indicated below, the persons named in the table had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)                                  Includes 1,000 shares subject to options that we granted under the 1994 Stock Option Plan and that are exercisable within 60 days.

(3)                                  As of December 31, 2009, Royce & Associates, LLC had sole power to vote or direct the vote and to dispose or direct the disposition of these shares.

(4)                                  As of December 31, 2009, BlackRock, Inc. had sole power to vote or direct the vote and to dispose or direct the disposition of these shares.

 (5)                               As of December 31, 2009, Snyder Capital Management L.P. and Snyder Capital Management, Inc. shared power to vote 2,184,284 shares and shared power to dispose 2,543,184 shares.

 (6)                               Includes 36,000 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days. Mr. Fitzmyers has a revolving line of credit in the maximum amount of approximately $1.5 million that is secured by 150,000 shares of our common stock that he owns. There is currently a balance due on this line of credit of approximately $200,000.

(7)                                  Includes 27,583 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(8)                                  Includes 118,000 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(9)                                  Includes 59,834 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(10)                            Includes 26,000 shares subject to options that we granted under our 1994 Stock Option Plan and that are exercisable within 60 days.

(11)                            Includes 5,000 shares subject to options that we granted under our 1995 Independent Director Stock Option Plan and that are exercisable within 60 days.

(12)                            Includes 309,417 shares subject to options that are exercisable within 60 days, as described in the above notes.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

We have nominated for re-election at the meeting Gary M. Cusumano and Peter N. Louras, Jr., whose terms as directors expire in 2010.  Below are the names of our directors and information about them.  The persons authorized to vote the shares represented by proxies in the enclosed form intend to vote for Mr. Cusumano and Mr. Louras. Under our Bylaws, the stockholders will not be permitted to nominate anyone at the meeting.  If stockholders cast any votes at the meeting for any candidates other than those that we have nominated, the persons authorized to vote shares represented by proxies in the enclosed form, except for proxies withholding authority to vote for the election of directors or for any particular nominees, will have full discretion and authority to vote for any or all of the nominees in such order as those persons may determine.

		Director
Name	Age	Since	Position

Barclay Simpson (5)	88	1956	Chairman of the Board and Director — term expiring in 2012

Thomas J Fitzmyers	69	1978	President and Chief Executive Officer and Director — term expiring in 2011

Jennifer A. Chatman (1) (2) (3) (5)	50	2004	Director — term expiring in 2012

Earl F. Cheit (2) (3) (5)	83	1994	Director — term expiring in 2011

Gary M. Cusumano (1) (2) (4) (5)	66	2007	Director — term expiring in 2010

Peter N. Louras, Jr. (1) (2) (4) (5)	60	1999	Director — term expiring in 2010

Robin G. MacGillivray (2) (3) (4) (5)	55	2004	Director — term expiring in 2012

Barry Lawson Williams (1) (3) (4) (5)	65	1994	Director — term expiring in 2011

(1)          Member of the Compensation and Leadership Development Committee

(2)          Member of the Audit Committee

(3)          Member of the Governance and Nominating Committee

(4)          Acquisition and Strategy Committee

(5)          Member of the Growth Committee

Executive Officers

Our executive officers include Barclay Simpson and Thomas J Fitzmyers.  They are also executive officers and directors of some of our subsidiaries.  Karen Colonias, age 52, is our Chief Financial Officer, Treasurer and Secretary. Michael J. Herbert, age 51, and Jeffrey E. Mackenzie, age 48, are our Vice Presidents.  Phillip T. Kingsfather, age 63, is a director and the President and Chief Executive Officer of our subsidiary, Simpson Strong-Tie Company Inc.  Stephen P. Eberhard, age 56, is a director and the Chief Executive Officer of our subsidiary, Simpson Dura-Vent Company, Inc.  We regard Mr. Kingsfather and Mr. Eberhard as executive officers, because they both perform management policy-making functions for us.

Director Qualifications and Biographical Information

Our directors are individuals of reputation, integrity and accomplishment. They bring to Board issues a range of talents, including a customer-oriented focus, useful education, and experience and insights. Outside directors must be independent. This means they must have no financial, family or close personal ties to us or our executives. They must meet both the New York Stock Exchange regulatory standard of independence and the practical standard that in acting on Board matters, they rely only on their own abilities and judgment. New directors are oriented to our business and governance through meetings with our officers and directors and visits to our facilities. We also support, and pay for, participation in continuing education programs to assist directors in performing their Board responsibilities.

Barclay Simpson has been the Chairman of our Board of Directors since 1994.  He has been with our management since our inception in 1956.  Mr. Simpson also is a member of the Boards of Directors of the University Art Museum of the University of California, Berkeley, and the California College of the Arts.  He is also active in other charitable and educational institutions. Mr. Simpson’s experience in our industry spans more than 50 years, and his ownership stake in our company closely aligns his interests with those of our other stockholders.

Thomas J Fitzmyers has served as our President and as a director since 1978.  He has served as our Chief Executive Officer since 1994. He has served as a director of our subsidiary, Simpson Strong-Tie Company Inc., since 1983 and as its Chief Executive Officer from 1983 to February 2009. He has served as a director of our subsidiary, Simpson Dura-Vent Company, Inc., since 1982.  Mr. Fitzmyers was employed by Union Bank from 1971 to 1978.  He was a Regional Vice President when he left Union Bank to join us in 1978. Mr. Fitzmyers’ experience as President and Chief Executive Officer of Simpson Manufacturing Co., Inc. gives him unique and invaluable insights into the challenges that may arise and our operations.

Jennifer A. Chatman is the Paul J. Cortese Distinguished Professor of Management, Haas School of Business, University of California, Berkeley.  Before joining the Berkeley faculty in 1993, she was a professor at the Kellogg Graduate School of Management, Northwestern University.  She received her Ph.D. from University of California, Berkeley in 1988.  She is a member of the Board of Trustees of Prospect Sierra School.  In addition to her research and teaching at University of California, Berkeley, she consults with a wide range of organizations and teaches in executive development programs at a variety of Universities. Ms. Chatman brings to our board a deep understanding of organizational structure, leadership and compensation that gives us an objective perspective in interpreting and leveraging our unique culture to achieve our strategic objectives.

Earl F. Cheit is Dean and Edgar F. Kaiser Professor Emeritus, Haas School of Business, University of California, Berkeley.  Until 2001, he was Chairman of the Board of YCI, a consumer products company, and Senior Advisor, Asia Pacific Economic Affairs, The Asia Foundation.  He is a member of the Audit Committee of the Evelyn and Walter Haas, Jr. Fund, a Trustee of Mills College, a Trustee Emeritus of the University of California, Berkeley, Foundation and founding Chairman of Cal Performances, the performing arts presenter and commissioner at the University of California, Berkeley. He is a member of the Bay Area Council’s Business Hall of Fame selection committee. Mr. Cheit brings a wealth of academic and industry experience to our Board of Directors as well as an understanding of global economies, management and corporate governance.

Gary M. Cusumano has over 35 years of experience with The Newhall Land and Farming Company, most recently as its Chairman.  He retired from Newhall Land and Farming Company in January 2006.  He is a director of Granite Construction, Inc., Forest Lawn Memorial Park and the J.G. Boswell Company, was formerly a director of Sunkist Growers, Inc., Watkins-Johnson Company and Zero Corporation and has served on the boards of many not-for-profit and community service organizations. Mr. Cusumano’s service as Chairman of the Newhall Land and Farming Company and his board service with Granite Construction provides our Board of Directors with the perspective and expertise of a publically traded New York Stock Exchange company and real estate developer.

Peter N. Louras, Jr. is a retired corporate executive.  He joined The Clorox Company in 1980 and was Group Vice President from May 1992 until his retirement in July 2000. In this position, he served on The Clorox Company’s Executive Committee with overall responsibility for its international business activities and business development function, including acquisitions and divestitures.  Before joining The Clorox Company, Mr. Louras, a certified public accountant, worked at Price Waterhouse in both their San Francisco, California, and Philadelphia, Pennsylvania, offices. Mr. Louras is a member of the American Institute of CPAs and the Pennsylvania Institute of CPAs. He is currently a member of the Board of Directors of Dealer Fusion, a privately owned company. Mr. Louras actively participates in civic projects and serves on the boards of various not-for-profit organizations. Mr. Louras’ business background provides the Board of Directors with a global perspective and hands-on experience in business development and strategic acquisitions. Mr. Louras also brings his financial accounting expertise to his role as Chair of the Audit Committee.

Robin G. MacGillivray became Senior Vice President — One AT&T Integration for AT&T in January 2010. In this role, she is overseeing the implementation of several corporate initiatives designed to further integrate merged organizations and operations for optimal customer service and financial performance. Prior to that she was Senior Vice President — Regional and Local Markets, responsible for service and sales to AT&T’s small business customers nationwide. She previously served as Senior Vice President — Strategic Process Improvement, where she oversaw the company’s call center transformation, DSL improvement, and sales and marketing process standardization efforts.  Ms. MacGillivray joined AT&T in 1979, after receiving her bachelor’s degree in journalism from the School of Journalism and her master’s degree in telecommunications management from the Annenberg School of Communications, both at the University of Southern California.  She completed the Stanford Executive Program at Stanford University in 1997.  She has worked in numerous AT&T organizations and functions, including Engineering, Operations, Finance, Human Resources, Marketing, Customer Service and Sales.  She is President of the Board of Directors of the Girl Scouts of Northern California. Ms. MacGillivray has extensive experience is managing complex businesses in highly competitive and rapidly changing environments and has cultivated this experience from a variety of functional areas.

Barry Lawson Williams is the retired General Partner of Williams Pacific Ventures Inc., a business and real estate investing and consulting firm.  He is a director of PG&E Corporation, SLM Corp., CH2M HILL Companies, Ltd., Northwestern Mutual Life Insurance Co. and, until January 2010, R.H. Donnelley & Company. Mr. Williams is a director for several not-for-profit organizations including American Conservatory Theatre, American Management Association International, African American Experience Fund, Resources Legacy Fund, Management Leadership for Tomorrow, Oakland 100 Club and the Harvard Business School Alumni Association. Mr. Williams’ brings invaluable experience to our Board of Directors in several areas, including financial and acquisition analysis and real estate development, and in his extensive service on several high-profile boards. He also brings legal and environmental experience and a broad understanding of relevant accounting and governance issues that we encounter.

Karen Colonias was appointed as our and our subsidiaries’ Chief Financial Officer, Treasurer and Secretary in May 2009. From 2004 to May 2009, she held the position of Vice President and Branch Manager of Simpson Strong-Tie’s Stockton, California, manufacturing facility. She joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development. In 1998, she was promoted to Vice President of Engineering of Simpson Strong-Tie, where she was responsible for Simpson Strong-Tie’s research and development efforts. Prior to joining Simpson Strong-Tie, she worked as a civil engineer for the Bechtel Corporation. Ms. Colonias has a BS in Engineering and an MBA and is also a licensed professional engineer.

Michael J. Herbert became Vice President in May 2009 where he is responsible for our international operations outside of North America. From 2000 to May 2009, he served as our and our subsidiaries’ Chief Financial Officer, Treasurer and Secretary.  From 1988 to 2000, he held various financial management positions, with his last position as Director of Finance, with Sun Microsystems, Inc.

Jeffrey E. Mackenzie was appointed Vice President in December 2008. From November 2000 to December 2008, he served as our Financial Reporting Manager, overseeing our external reporting and managing various other accounting and finance functions.

Phillip T. Kingsfather has served as the President and Chief Executive Officer of Simpson Strong-Tie Company Inc. since February 2009. From August 2006 to February 2009, he served as President and Chief Operating Officer of Simpson Strong-Tie Company Inc.  His career with us started in 1979 as an Outside Sales Representative in the Pacific Northwest for Simpson Strong-Tie Company Inc.  In 1985, he became Regional Sales Manager. He joined our Anchor Systems sales team in 1997 and was instrumental in the launch of this product line.  In 2003, he was promoted to Vice President in charge of our Anchor Systems product line, where he served until August 2006.

Stephen P. Eberhard has served as the President of Simpson Dura-Vent Company, Inc. since November 2003 and Chief Executive Officer and a director of Simpson Dura-Vent Company, Inc. since January 2004.  From 1994 to 2003, he served as Vice President of Information Systems for Simpson Strong-Tie Company Inc.  From 1983 to 1994 he served in various capacities with us and our subsidiaries, including cost accountant, controller, purchasing manager, and Director of Information Systems.  From 1977 to 1982, Mr. Eberhard was general manager of a family-owned retail industrial equipment dealership.  Mr. Eberhard was an auditor with Price Waterhouse from 1975 to 1977.

Independence

The New York Stock Exchange corporate governance rules require that the board of directors of a listed company consist of a majority of independent directors.  A majority of our directors are independent under those rules.

Our Board of Directors follows the independence standards required by the New York Stock Exchange corporate governance rules to determine director independence.  Those standards provide that a director will not be independent of a listed company if:

•                  the director is, or has been within the last 3 years, an employee of the listed company, or an immediate family member is, or has been within the last 3 years, an executive officer, of the listed company;

•                  the director has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•                  (a) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

•                  the director or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•                  the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount that, in any of the last 3 fiscal years, exceeded the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

For purposes of these standards, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than any domestic employee, who shares the director’s home.

Applying these independence standards, our Board of Directors has affirmatively determined that Mr. Cheit, Mr. Cusumano, Mr. Louras, Mr. Williams, Ms. Chatman and Ms. MacGillivray are each independent under the New York Stock Exchange corporate governance rules, in that none of them has a material relationship with us, either directly or as a partner, shareholder, officer or employee of an organization that has a relationship with us.  Our other directors, Mr. Simpson and Mr. Fitzmyers, are not independent.  In making its determination, our Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Criteria and Diversity

In considering whether to nominate any candidate to serve on our Board of Directors, the Governance and Nominating Committee of our Board of Directors considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus. Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board of Directors also believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation or disability.

Attendance at Meetings

Our Board of Directors held 10 meetings in 2009.  Its committees held a total of 21 meetings in 2009, including 5 meetings of the Audit Committee, 7 meetings of the Compensation and Leadership Development Committee, 5 meetings of the Governance and Nominating Committee and 4 meetings of the Acquisition and Strategy Committee.  Each director attended at least 75% of the meetings of our Board of Directors and at least 75% of the meetings of the committees on which he or she served in 2009.  All of our directors, except for Gary Cusumano, attended the annual meeting of our stockholders in 2009, although we do not have a policy that requires our directors to attend the annual meeting of stockholders.

Leadership Structure and the Board of Directors Role in Risk Management

Our Board of Directors and its committees take an active role in overseeing management of our risks. The Board regularly reviews information regarding our operational, financial, legal and strategic risks. Our Compensation and Leadership Development Committee is responsible for overseeing the management of risks relating to our compensation plans; our Audit Committee oversees management of our financial risks; and our Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. In 2009, our Board of Directors created the Acquisition and Strategy Committee, whose role in risk management includes evaluating and managing our strategic risks. While each committee is responsible for evaluating certain risks and overseeing the management of these risks, our entire Board of Directors is regularly informed about such risks through committee and executive officer reports.

For many years the roles of our Chairman and our Chief Executive Officer have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight.

Our independent directors meet at regularly scheduled executive sessions without members of management.  We do not have a lead independent director named to preside over executive session meetings of the independent directors. Instead, we rotate the leadership of these sessions among our independent directors so that we get a varied perspective and allow for each of the independent members of our Board of Directors to have an opportunity to lead the meetings.

Communications with our Board of Directors

We encourage stockholders and interested parties to communicate any concerns or suggestions directly to the independent members of our Board of Directors, by writing to:

Board of Directors

Simpson Manufacturing Co., Inc.

P.O. Box 1394

Alamo, CA 94507-7394

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF GARY M. CUSUMANO AND PETER N. LOURAS, JR., THE TWO NOMINEES FOR DIRECTOR AT THIS MEETING.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected PricewaterhouseCoopers LLP as the principal independent registered public accounting firm to audit our internal controls over financial reporting and our financial statements for 2010.  You will be asked to ratify that selection.  PricewaterhouseCoopers LLP has audited our financial statements since before our initial public offering in 1994.  A PricewaterhouseCoopers LLP representative will be present at the meeting, will be given an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The overall philosophy of our compensation program is to provide a high degree of incentive to employees by creating programs that reward achievement of specific profit goals.  We have followed the same philosophy for many years and that experience has continuously reinforced our belief that it works in driving our financial performance. We believe that our incentive programs, based on profit targets, align the interests of employees and stockholders, allow us to attract high performing employees and help us retain the services of employees whose contributions are instrumental in achieving our goals.  Historically, as a means of creating a sense of unity and cooperation among our employees, we have not had any special compensation plans exclusively for executive officers.  Our Named Executive Officers are at-will employees.  We do not have a written employment contract with any of them, and we generally do not offer any severance benefits.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.

The primary objective of our overall compensation program is to motivate our Named Executive Officers and other officers and employees to increase stockholder value and fairly compensate them relative to our achievement of that objective.  To retain their services, some portion of their compensation, in the form of salary and profit sharing trust contributions, should compensate them for their own investment of time, regardless of the performance of our businesses.  Each element of the compensation of our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers (who we call our “Named Executive Officers”) and other officers and employees possesses characteristics intended to motivate them in different ways.  We believe that coordinating the compensation elements helps us to retain the services of our Named Executive Officers, other officers and other key employees and to motivate them to achieve results that increase the value of our common stock.  The following is an analysis of the basic elements of our compensation program.

The Compensation and Leadership Development Committee of our Board of Directors believes that, to maintain a sense of unity and fairness, the forms of compensation for our Named Executive Officers generally should match those of all of our salaried employees.  Our compensation program comprises 4 basic elements:

•                  salary,

•                  payments to our defined contribution profit sharing plan,

•                  cash profit sharing, and

•                  stock options.

Comparative Market Information

While the Compensation and Leadership Development Committee did not use the services of an external compensation consultant to perform an analysis of our compensation policies for 2009, the Compensation and Leadership Development Committee did engage Semler Brossy Consulting Group, LLC in 2007 to perform an analysis of our compensation policies and to identify benchmarks against which to compare our Named Executive Officers’ 2007 compensation.  Semler Brossy Consulting Group, LLC issued a report in April 2007, using data from two general industry surveys as benchmarks: a 2006 Confidential Survey of Executive Compensation and the 2006 Mercer Benchmark Database — Executive Positions. Semler Brossy Consulting Group, LLC represented to the Compensation and Leadership Development Committee that participants in both surveys reflected a broad group of general industries ranging in size from less than $500 million to more than $10 billion in revenue, and that the data were size-adjusted to be comparable to our size using statistical analyses. The Compensation and Leadership Development Committee did not consider the component companies underlying the survey data, because it believes that the surveys provided a fair representation of market trends and general comparative information.  For 2010, as in 2009 and 2008, the Compensation and Leadership Development Committee did not specifically target, or benchmark, any of the elements of compensation to any particular percentile or level within the comparative market survey information from 2007. In 2009, management conducted an informal internal analysis, using both publically available information and information from a subscription-based database, to assess compensation for several positions at various levels of our organization. The Compensation and Leadership Development Committee reviewed the results with management, but has not formulated any new compensation policies based on this analysis.

Salary and Profit Sharing Trust Contributions

Base salary is a guaranteed minimum amount for performing the functions of the job, but salary alone provides no additional performance opportunity or motivation to increase value over the long term.  The Compensation and Leadership Development Committee determines the salaries for all of our Named Executive Officers using historical salary levels for their positions and adjustments for changes in cost of living and responsibilities. We consider our salary levels sufficient to motivate our Named Executive Officers to perform the basic functions of their jobs. We believe that our salary levels are generally set below those of comparable companies because we believe that it is more effective to have a higher proportion of our compensation in the form of incentives that are tied to profitability.

The Compensation and Leadership Development Committee was concerned that we could lose key employees who might be enticed by higher salaries at comparable jobs. Based on the salary levels identified in the 2007 Semler Brossy Consulting Group, LLC report, the Compensation and Leadership Development Committee decided that the salaries of some of our Named Executive Officers were substantially below the levels that those individuals would likely be paid by others for comparable services given the breadth of their responsibility and experience.  Therefore, in 2009, the Compensation and Leadership Development Committee increased the salary of our Chief Financial Officer by 25%, increased the salary of the President and Chief Operating Officer of Simpson Strong-Tie Company Inc. by 48% and increased the salary of the President and Chief Executive Officer of Simpson Dura-Vent Company, Inc. by 25%.  We have, and will continue to, offset those salary increases by reducing amounts, if any, that would otherwise be paid to the respective officers for 2010 under our Executive Officer Cash Profit Sharing Plan, up to the amount of the respective officers’ salary increases.  Thus, the total cash compensation that we pay to each of those officers will not change, except that it should increase to the extent, if any, that the amount paid to such officer under our Executive Officer Cash Profit Sharing Plan is less then the amount of such officer’s salary increase.  In April 2008, we made similar adjustments for most of our other U.S.-based salaried employees.  None of our Named Executive Officers received an increase in salary for 2010.  A comparison of our Chief Executive Officer’s 2008 salary with the benchmarks identified in the 2007 Semler Brossy Consulting Group, LLC report is as follows:

		General Industry Survey
Position	Simpson	25th Percentile	Median

President & CEO	$336,000	$560,000	$679,000

The 2008 salaries for the other Named Executive Officers were substantially below the 25th percentile of the general industry survey mentioned above, except that the salary of the President and Chief Executive Officer of Simpson Dura-Vent Company, Inc. was slightly above the 25th percentile.  As a result, the Compensation and Leadership Development Committee believes that our Chief Executive Officer’s and the other Named Executive Officers’ salaries are fair relative to salaries of their peers, given the other elements of our compensation program, even though these salaries are generally lower than those paid by companies in the general industry survey.  With the exception of Barclay Simpson’s salary, which has not increased since before our initial public offering in 1994, and except for the 2009 increases, our Named Executive Officers’ salaries have historically increased an average of about 3% per year.

For all years through 2008, we made contributions to our profit sharing trust for our Named Executive Officers in amounts equal to 15% of their base salaries, up to the amounts that we were allowed to deduct from income under Internal Revenue Code section 404(a).  In addition, all employees are entitled to a proportionate share of forfeited contributions from employees who terminate their employment before fully vesting in the profit sharing plan.  The Compensation and Leadership Development Committee views these contributions and forfeitures as serving a similar objective as salaries. In February 2009, in response to reduced profitability resulting from difficult economic conditions, the Compensation and Leadership Development Committee established a contribution amount equal to 10% of base salaries to our profit sharing trust for the 2009 contribution that is to be made in 2010, up to the amounts that we are allowed to deduct from income under Internal Revenue Code section 404(a) for all U.S. based salaried employees of Simpson Manufacturing Co., Inc. and our subsidiaries. This reduced contribution rate will continue for the 2010 contribution that is to be made in 2011.

Compensation and the Achievement of Operating Goals

Before the beginning of each year, our managers and employees propose budgets for the coming year for their respective profit centers.  Our senior managers, including our Named Executive Officers, review the proposed budgets, adjust these budgets as they consider appropriate, and present the budgets to our Board of Directors.  Our Board of Directors then considers and approves a budget that it considers appropriate for each profit center.  Based on the approved budgets, the Compensation and Leadership Development Committee determines:

•                  the return on asset goals for the coming year, on which the Compensation and Leadership Development Committee bases the qualifying income levels for both our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan; and

•                  the profitability goals for the coming year, on which the Compensation and Leadership Development Committee bases stock option grants under our 1994 Stock Option Plan.

Our Board of Directors also bases stock option grants under our 1995 Independent Director Stock Option Plan on the company-wide profitability goals.  Our Named Executive Officers are subject to the same standards as our other officers and employees for purposes of stock option grants under our 1994 Stock Option Plan and payments under our Executive Officer Cash Profit Sharing Plan.  With the few exceptions noted below in the Summary Compensation Table, we have no special programs for any of our Named Executive Officers. Our Board of Directors and its Compensation and Leadership Development Committee aim to design the goals to be achievable, but only with considerable effort, effort the Compensation and Leadership Development Committee believes will promote the growth and profitability of our businesses. Although the goals are based on the approved budgets, both the budgeting process and the setting of the goals involve subjective judgments of our Board of Directors and its Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee, according to its guidelines, has discretion to increase or decrease the size of the stock option award based on factors that it deems relevant. For example, the Compensation and Leadership Development Committee may grant an additional stock option to an employee who is promoted during the year, if the employee’s profitability goal for that year is achieved.  The Compensation and Leadership Development Committee also has discretion to award stock options when the relevant goal is not achieved, but has never done so.

Executive Officer Cash Profit Sharing Plan

To achieve the goal of long-term stock price appreciation, the Compensation and Leadership Development Committee believes that compensation that is based on profitability needs to incorporate both short-term and long-term elements.  It also believes that consistent achievement of short-term profitability goals is likely to result in long-term growth and, with it, stock price appreciation. The short-term element is our Executive Officer Cash Profit Sharing Plan.  Under our Executive Officer Cash Profit Sharing Plan, we pay incentive compensation out of the portion of our profits that exceeds a specified return on qualified assets.  At the beginning of each year, the Compensation and Leadership Development Committee reviews and approves the quarterly operating profit goals for the year, the rate of return on qualified assets, and the percentage participation of each of our Named Executive Officers.  Again, this process involves subjective judgment and is not amenable to numerical or statistical analysis. The Compensation and Leadership Development Committee generally defines the quarterly operating profit goal for the relevant profit center, which may be Simpson Manufacturing Co., Inc. as a whole or one of our subsidiaries, as:

Income from operations of the relevant profit center

Plus:       Stock compensation charges

Certain incentive compensation and commissions

Salaried pension contributions

Self-insured workers’ compensation administration and claims costs

Equals:   Operating profit

The adjustments to income from operations are excluded because they are not specifically within our officers’ control. This formula includes items that affect profitability that our officers can influence, such as staffing levels, manufacturing costs, both direct and indirect, and operating expenses, and the Compensation and Leadership Development Committee believes this is likely to promote prudent allocation of resources.

The Compensation and Leadership Development Committee bases qualifying levels on the value of the relevant profit center’s net operating assets, multiplied by a rate of return on those assets.  We set the qualifying level based on average assets, net of specified liabilities, at quarterly intervals. We project the qualifying level for the coming year in the budgeting process at the beginning of the year and use it to estimate Executive Officer Cash Profit Sharing in the operating budget.  We generally determine the return on assets as follows:

Average assets, net of specified liabilities, for the 3 months ended on the last day of the second month of the quarter

Less:       Cash

Real estate

Acquired assets (excluding cash, real estate, goodwill and indefinite lived intangible assets) based on tiered phase-in schedule{*}

Goodwill and indefinite lived intangible assets

Self-insured workers’ compensation reserves

Multiplied by:       Specified return on asset percentage for the relevant profit center

Equals:   Qualifying level

{*}     The phase-in period for the acquired assets into the average asset base is as follows:

Year 1	0%
Year 2	33%
Year 3	66%
Year 4	100%

We believe this formula includes items that are likely to affect the return on assets that our officers can influence, such as staffing levels, manufacturing costs, both direct and indirect, and operating expenses and promotes prudent allocation of resources.

The operating profit goal is a targeted value, and the qualifying level is a threshold return on assets at which the Executive Officer Cash Profit Sharing Plan compensation levels are determined. If the relevant profit center’s operating profit exceeds the qualifying level, compensation is paid to the officer out of that excess. If the operating profit realized falls short of the qualifying level, no compensation is paid.

The Compensation and Leadership Development Committee bases individual percentages of participation on job function for our Named Executive Officers. Management sets the individual percentages for participants in our Cash Profit Sharing Plan.  The Compensation and Leadership Development Committee generally may give higher participation percentages to those with more responsibility. For example, our Chief Executive Officer receives a higher percentage of the available pool than our other officers. The Compensation and Leadership Development Committee has discretion to increase, reduce or eliminate any award under our Executive Officer Cash Profit Sharing Plan, but the percentage of the qualifying level that each officer receives generally does not change during the year, except for minor changes when other participants enter or leave the pool during the year.  We do not guarantee any minimum payments to our Named Executive Officers under our Executive Officer Cash Profit Sharing Plan.  We may not pay more than $2.5 million per year to a Named Executive Officer under our Executive Officer Cash Profit Sharing Plan. We believe that our Executive Officer Cash Profit Sharing Plan motivates our Named Executive Officers to maximize our short-term profits and rewards them when those profits are realized.  With occasional adjustments that our Board of Directors or its Compensation and Leadership Development Committee felt were warranted, we have implemented this program for many years, and we believe it has contributed substantially to our success.

In 2007, the Compensation and Leadership Development Committee approved the profitability goals for our Executive Officer Cash Profit Sharing Plan before we received the results of the Semler Brossy Consulting Group, LLC report. Therefore, the Compensation and Leadership Development Committee did not specifically target, or benchmark, the amount of short-term incentive compensation to be paid to our Named Executive Officers for achieving our profitability goals to any particular percentile or level within the general industry survey.

In 2010, as in 2009, the Compensation and Leadership Development Committee did not specifically target, or benchmark, the amount of short-term incentive compensation to be paid to our Named Executive Officers to any particular percentile or level within the general industry survey.  The operating profit goals that the Compensation and Leadership Development Committee set for 2010 are lower than the operating profit goals set for 2009 because the Compensation and Leadership Development Committee expects the softness in the construction and home-building industry to continue in 2010.

Based on our operating profit goal for each of the 4 quarters of 2010, our officers may receive a payout after our quarterly earnings are announced to the public.  If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2010, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Operating	Qualifying	Targeted
	Unit	Profit Goal	Level	Payout{1}

Thomas J Fitzmyers	Simpson Manufacturing Co., Inc.	$58,601,000	$49,107,000	$443,000

Barclay Simpson	Simpson Manufacturing Co., Inc.	58,601,000	49,107,000	127,000

Phillip Terry Kingsfather	Simpson Strong-Tie Company Inc.	56,708,000	46,532,000	147,000

Michael J. Herbert	Simpson Manufacturing Co., Inc.	58,601,000	49,107,000	156,000

Karen Colonias	Simpson Manufacturing Co., Inc.	58,601,000	49,107,000	156,000

	Operating	Operating	Qualifying	Targeted
	Unit	Profit Goal	Level	Payout{1}

Jeffrey E. Mackenzie	Simpson Manufacturing Co., Inc.	58,601,000	49,107,000	70,000

Stephen P. Eberhard	Simpson Dura-Vent Company, Inc.	1,893,000	2,575,000	45,000

{1}         Amounts expected to be paid for the full year of 2010 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

For 2009, the operating profit goals, the qualifying level and the targeted payout that we presented in our Form 8-K, filed October 2, 2009, are reprinted below, along with the amounts that we paid to our Named Executive Officers for 2009.

	Operating	Operating	Qualifying	Targeted	Actual
	Unit	Profit Goal	Level	Payout{1}	Payout

Thomas J Fitzmyers	Simpson Manufacturing Co., Inc.	$66,205,000	$66,069,000	$271,000	$366,410

Barclay Simpson	Simpson Manufacturing Co., Inc.	66,205,000	66,069,000	78,000	105,253

Phillip Terry Kingsfather	Simpson Strong-Tie Company Inc.	62,497,000	60,819,000	118,000	139,749

Michael J. Herbert	Simpson Manufacturing Co., Inc.	66,205,000	66,069,000	85,000	121,560

Karen Colonias	Simpson Manufacturing Co., Inc.	66,205,000	66,069,000	85,000	121,560

Stephen P. Eberhard	Simpson Dura-Vent Company, Inc.	3,708,000	6,429,000	30,000	—

{1}         Amounts were expected to be paid for the full year of 2009 if operating profit goals established at the beginning of the year were met and qualifying levels were as projected at the beginning of the year.

Stock Options

The Simpson Manufacturing Co., Inc. 1994 Stock Option Plan affords our Named Executive Officers and other selected employees, directors and consultants the opportunity to own shares of our common stock, by which we intend:

•               to enhance our ability to retain the services of persons who are now officers, employees, directors or consultants,

•               to secure and retain the services of new officers, employees, directors and consultants, and

•               to provide incentives for them to exert maximum efforts for our success.

While the purpose of our Executive Officer Cash Profit Sharing Plan is to motivate our officers to achieve short-term profit goals, we believe that compensation through the grant of stock options motivates our key employees to pursue long-term stock price appreciation. We believe this because our program requires achieving an annual profitability goal to receive a stock option grant and a sustained effort as the stock options vest and mature to realize substantial value. In addition, rather than making a single large grant, our program generally grants stock options in smaller annual increments, only for years when we meet our profitability goals.

We established the principal terms of the stock option grants when we adopted the 1994 Stock Option Plan, and we have generally applied them consistently since then. We believe that they generally are below the range of comparable compensation plans as indicated by the 2007 Semler Brossy Consulting Group, LLC report.  Under our 1994 Stock Option Plan, we grant non-qualified stock options that have 7-year terms, except for those we grant to Barclay Simpson, which have 5-year terms.  Each stock option has an exercise price equal to the contemporaneous closing market price, except for options we grant to Barclay Simpson, which have exercise prices that are 110% of the contemporaneous closing market prices.  Stock options granted to Named Executive Officers vest annually over the first 4 years at a rate of 25% per year.  Stock option grants for every participating employee, including a Named Executive Officer, will become fully vested if the employee ceases to be employed by us after reaching age 60 or in the event of a change in control.  We believe that this allows employees, who have made substantial contributions during their careers, to retire without having to give up any of the value that they have earned on their previously granted stock options.  We also believe that it is appropriate to accelerate the vesting of outstanding stock options on a change in control, because we do not afford other significant termination benefits to our employees.  The 1994 Stock Option Plan is qualified under section 162(m) of the Internal Revenue Code of 1986.

We believe that stock options align the interests of our Named Executive Officers with the interests of our stockholders, because the Named Executive Officers realize value from stock options only to the extent that the price of our common stock appreciates after we grant the options.  We make an annual stock option grant to a Named Executive Officer only when the profit center for which he or she is responsible, which may be one of our branches or subsidiaries or may be Simpson Manufacturing Co., Inc. as a whole, achieves its profitability goals for the preceding year.  If we meet all applicable operating profit goals for 2010, computed as income from operations of the relevant profit center plus stock compensation charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation administrative and claims costs, we anticipate granting stock options to the following executive officers for the following numbers of shares of our common stock:

	Operating	Option
	Profit Goal{1}	Grant

Thomas J Fitzmyers	$58,601,000	18,000 shares

Barclay Simpson	58,601,000	2,000 shares

Phillip Terry Kingsfather	56,708,000	106,000 shares

	Operating	Option
	Profit Goal{1}	Grant

Michael J. Herbert	58,601,000	40,000 shares

Karen Colonias	58,601,000	50,000 shares

Jeffrey E. Mackenzie	58,601,000	40,000 shares

Stephen P. Eberhard	1,893,000	32,000 shares

{1}      Each Operating Profit Goal relates to Simpson Manufacturing Co., Inc., except that the Operating Profit Goal for Phillip Terry Kingsfather relates to Simpson Strong-Tie Company Inc. and the Operating Profit Goal for Stephen P. Eberhard relates to Simpson Dura-Vent Company, Inc.

We believe our formula for computing the operating profit goals includes items that are likely to affect profitability and that our officers can influence, such as staffing levels, manufacturing costs, both direct and indirect, and operating expenses and promotes prudent allocation of resources.

We use these parameters only to provide incentive to our officers and employees who participate in our 1994 Stock Option Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

The Compensation and Leadership Development Committee generally targets the number of shares subject to stock option grants to all employees, including our Named Executive Officers, to approximate 1.0% to 1.3% of our total outstanding stock each year.  This range is a general guideline that the Compensation and Leadership Development Committee believes should avoid undue dilution, in any given year, of our stockholders’ investment. In 2010, we granted options to purchase 148,000 shares, about 0.3% of our outstanding common stock, out of a possible 1,574,000 shares that our Compensation and Leadership Development Committee had approved for operating profit performance during 2009.  Our Chief Executive Officer and the other Named Executive Officers did not meet their operating profit goals for 2009, and we therefore did not grant any stock options to any of them in 2010.  For 2010, the Compensation and Leadership Development Committee approved a number of shares equal to approximately 3.2% of the outstanding shares of our common stock for possible stock option grants in 2010. This amount for 2010 exceeds the range described above, because we granted options for only 377,500 shares, approximately 0.8% of our outstanding shares of our common stock, over the preceding 4 years, and the Compensation and Leadership Development Committee felt it was fair and appropriate to give our officers and employees additional incentive to achieve our profitability goals.

The Compensation and Leadership Development Committee determines the number of shares subject to stock options that we grant to each of our officers based on several factors, including position, length of service, prior stock option grants and shares of our stock owned.  The Compensation and Leadership Development Committee uses these factors, and others, that it considers relevant in particular cases, in an effort to make each employee’s award commensurate with the employee’s contribution. These judgments are largely subjective, and the factors are not weighted in any particular way. See “Wealth Accumulation” below.  For example, when an employee becomes an officer, the Compensation and Leadership Development Committee may grant to the officer an option for a number of shares that the Compensation and Leadership Development Committee believes will afford the officer enough of an investment in our common stock to align the officer’s interests with the interests of our stockholders.  After the officer achieves that level of investment, the Compensation and Leadership Development Committee generally grants stock options for fewer shares to the officer.  The intent of the 1994 Stock Option Plan is to reward performance achievements with future value.  The Compensation and Leadership Development Committee does not use competitive pay benchmarks to set long-term incentives and believes that our long-term incentives are lower than competitive practice, based on the general industry survey of long-term incentives from the 2007 Semler Brossy Consulting Group, LLC report.

Timing of Stock Option Grants

The Compensation and Leadership Development Committee approves the number of shares to be granted under our 1994 Stock Option Plan and the general terms of the grant on achieving the profitability goals set at the beginning of the year.  The only variable that remains after the end of the year is the determination of whether we have achieved our goals.  The Compensation and Leadership Development Committee cannot make this determination until the financial statements are prepared and the financial statement audit by our independent registered public accounting firm is substantially complete.  The Compensation and Leadership Development Committee ordinarily meets to finalize the option grants within a few days of announcing our financial results for the year.  It is our policy that the exercise price of each such option equals the closing price of our common stock reported by the New York Stock Exchange at the close of trading on the day before the meeting, which may or may not be the day of the announcement.  In 2010, the Compensation and Leadership Development Committee granted options to purchase 148,000 shares on the day of the announcement and therefore set the exercise price at the closing price on the day before the announcement of our fourth quarter 2009 earnings (February 1, 2010).  We follow this practice for all stock option grants under the 1994 Stock Option Plan, not just grants to our officers.  We generally grant stock options only once each year and do not ordinarily grant stock options at other times, such as when employees are newly hired or promoted, although the Compensation and Leadership Development Committee has the discretion to do so.

Under our 1995 Independent Director Stock Option Plan, our Board of Directors grants options to our independent directors as of the February 15th following each year in which we achieve our company-wide operating goals.  Our Board of Directors did not choose this date to coincide with the release of information and has consistently applied this procedure since we adopted the 1995 Independent Director Stock Option Plan.  We did not achieve our profitability goals for 2009, and we therefore did not grant options to any of our independent directors in 2010.

Wealth Accumulation

Our compensation programs for our Named Executive Officers, as well as other high-performing employees, are predominately based on quarterly and annual operating results.  We believe that we should award above-average compensation for above-average performance and that we should closely tie the reward to that performance.  As a result, we believe our compensation structure allows high-performing employees the opportunity to accumulate wealth for themselves, while creating value for our stockholders.  A feature of our 1994 Stock Option Plan, however, allows us to limit excess grants of stock options to certain individuals.  When an employee is promoted into a key role, such as an officer of Simpson Manufacturing Co., Inc. or one of our subsidiaries, we may give the employee an opportunity to earn a grant of an option for a substantial number of shares if the employee meets his or her operating goals.  The Compensation and Leadership Development Committee sets limits for these employees that, when reached, are removed from their annual grant targets.  For example, for each of 2002 and 2003, our then Chief Financial Officer, Michael J. Herbert, earned a grant of an option to purchase 110,000 shares.  After Mr. Herbert achieved his goals for those 2 years and we granted the options to him for each of those 2 years, the Compensation and Leadership Development Committee reduced his subsequent grant targets to 4,000 shares per year for the following 3 years.  In his new position as Vice President, Mr. Herbert is now eligible for grant of an option for 40,000 shares if we achieve our operating profit goals for 2010.  The Compensation and Leadership Development Committee believes that this approach balances appropriate incentive for selected key employees to continue to perform at a high level, against avoiding excessive accumulation of stock option grants by reducing the number of shares available for grant after the employee reaches an amount that the Compensation and Leadership Development Committee judges to be appropriate.

Material Risk Considerations of Compensation Policies

We face various types of risk daily, including market risk, credit risk and currency risk, as well as general business risk. Our compensation programs look at longer time frames from one quarter to one year and beyond one year. Therefore, we do not feel that they expose us to undue risk-taking. To compete in and expand our markets, however, some risk is unavoidable and in some cases desirable and appropriate.

While our compensation programs reward our employees for time spent at work and for the achievement of specific performance objectives, we also consider how and to what extent these programs encourage risk-taking. We believe that our cash profit sharing and stock option plans promote a measured approach to areas of risk that we face as an organization. While the objectives of the plans are to achieve and increase our profitability, we believe they also encourage sound financial management and the safeguarding of our assets. In addition, we believe our compensation programs promote a sense of unity and cooperation among all of our employees, not just our executive officers, affording less opportunity and incentive for an individual employee to take undue risk in an attempt to increase his or her own compensation at the expense of the long-term health of the Company.

Through our cash profit sharing incentive plans, employees are encouraged to maximize quarterly profits by increasing revenues and reducing costs. Compensation under these plans is paid on a quarterly basis, and we impose no claw back provisions that would recover payments made for a quarter as a result of our performance in a later quarter. To balance this effect, our stock option plan requires profitability goals to be met for a full year before we grant stock options, and then the stock options generally vest over 4 years from the grant dates. The value of an option grant also depends on appreciation of the stock price over the term of the option, which generally is 7 years. Any attempt to maximize profits in the short term at the expense of financial health in the long term would work against our employees’ incentive to maximize their compensation.

Summary Compensation Table

The table below provides information on compensation for the year ended December 31, 2009, for our Principal Executive Officer, our Principal Financial Officer and our 3 other most highly compensated executive officers.  Michael J. Herbert was our Principal Financial Officer until May 2009; Karen Colonias was our Principal Financial Officer from May through December 2009.  We refer to these officers as “Named Executive Officers.” The amounts shown include all compensation for services to us and our subsidiaries in all capacities.

				Non-
				Equity
				Incentive	All
			Option	Plan	Other
Name and			Awards	Compensation	Compensation
Principal Position	Year	Salary($)	($){1}	($){2}	($){3}		Total($)

Thomas J Fitzmyers,	2009	336,036	—	359,750	61,621	{4}	757,407
Our President and Chief	2008	336,036	—	1,074,278	55,789	{4}	1,466,103
Executive Officer	2007	326,249	—	1,738,321	54,288	{4}	2,118,858

Karen Colonias	2009	232,490	—	147,683	25,858		406,031
Our Chief Financial
Officer and Secretary

Michael J. Herbert	2009	262,119	—	121,560	32,915	{5}	416,594
Our Vice President	2008	213,727	—	435,221	32,234	{5}	681,182
	2007	213,766	—	484,981	29,709	{5}	728,456

Barclay Simpson,	2009	150,000	—	103,340	22,830		276,170
Our Chairman of the	2008	150,000	—	308,594	23,013		481,607
Board	2007	150,000	—	535,141	23,268		708,409

Phillip T. Kingsfather,	2009	275,000	—	139,749	158,257	{6}	573,006
President and Chief	2008	187,458	—	538,236	157,654	{6}	883,348
Executive Officer of	2007	180,250	22,220	652,764	152,187	{6}	1,007,421
Simpson Strong-Tie
Company Inc.

Stephen P. Eberhard,	2009	250,985	—	—	46,612	{7}	297,597
President and Chief	2008	200,788	—	13,491	45,460	{7}	259,739
Executive Officer of	2007	194,940	—	15,959	109,157	{7}	320,056
Simpson Dura-Vent
Company, Inc.

{1}      We determined the value of stock option awards by multiplying the number of shares subject to the option by the fair value per share as of the grant date. We applied the Black-Scholes option pricing model to determine fair value in accordance Accounting Standards Codification Topic 718 Compensation — Stock Compensation, using the following assumptions:

	Risk					Weighted
	Free					Average
Grant	Interest	Dividend	Expected		Exercise	Fair
Date	Rate	Yield	Life	Volatility	Price Range	Value

02/02/07	4.84%	1.19%	5.9 years	29.0%	$33.62	$11.11

In January 2005, our Board of Directors resolved to accelerate the vesting of all unvested stock options in the event of a change of control.  See “Grants of Plan-Based Awards” below.

{2}      Awards earned under our Executive Officer Cash Profit Sharing Plan are earned in 1 quarter and paid in the following quarter.  The amount in this column represents all cash paid during the specified years under our Executive Officer Cash Profit Sharing Plan.  No amounts are deferred or payable by their terms at a later date. See “Process and Procedures for Consideration and Determination of Executive and Director Compensation — Non-Equity Incentive Plan Compensation” below.

{3}      Includes a contribution of an amount equal to 15% of each officer’s salary, earned in the preceding year, for each of the specified years to the officer’s profit sharing trust account, up to the annual qualified contribution limit of $33,750 per account, plus funds forfeited by other employees who terminated from the profit sharing trust with an unvested balance.

{4}      Includes:

	2009	2008	2007

Profit sharing trust contribution and forfeitures	$35,006	$34,520	$34,126
Hire of aircraft	20,809	13,971	13,317
Reimbursement of personal income taxes related to hire of aircraft	5,807	7,248	6,845
Charitable gift matching contributions	—	50	—

The amount related to Mr. Fitzmyers’ use of an aircraft included travel between his home and our offices and travel on business. The total cost to us for chartering aircraft, including Mr. Fitzmyers’ compensation, approximated $409,000 in 2009, $274,000 in 2008 and $345,000 in 2007. In computing the compensation cost of airplane use, we applied the Standard Industrial Fare Level tables prescribed by applicable Internal Revenue Service regulations.  The independent members of our Board of Directors unanimously approved this arrangement.

{5}      Includes:

	2009	2008	2007

Profit sharing trust contribution and forfeitures	$31,915	$31,234	$28,709
Charitable gift matching contributions	1,000	1,000	1,000

{6}  Includes:

	2009	2008	2007

Profit sharing trust contribution and forfeitures	$28,257	$27,654	$22,187
Housing allowance	130,000	130,000	130,000

The amount related to Mr. Kingsfather’s housing allowance included incremental financing and transaction costs. In December 2008, the Compensation and Leadership Development Committee extended Mr. Kingsfather’s housing allowance for an additional 2 years through 2011. The independent members of our Board of Directors unanimously approved this arrangement.

{7}      Includes:

	2009	2008	2007

Profit sharing trust contribution and forfeitures	$30,560	$29,908	$28,799
Automobile allowance	15,552	15,552	15,096
Reimbursement of relocation costs	—	—	48,947
Reimbursement of personal income taxes related to relocation costs	—	—	16,315
Charitable gift matching contributions	500	—	—

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee of our Board of Directors is responsible for the development and review of our compensation policy for all of our salaried employees, including compensation in the form of stock options, and is responsible for reviewing and approving the compensation discussion and analysis for inclusion in our Annual Report on Form 10-K and our proxy statement. The Compensation and Leadership Development Committee comprises 4 independent directors, as defined by the New York Stock Exchange Rules.  In addition, the members of the Compensation and Leadership Development Committee are both

•                  “non-employee directors” — directors who satisfy the requirements established by the Securities and Exchange Commission for non-employee directors under Rule 16b-3 under the Securities Exchange Act of 1934, and

•                  “outside directors” — directors who satisfy the requirements established under Internal Revenue Code section 162(m).

Our Board of Directors appoints the members of the Compensation and Leadership Development Committee for indefinite terms and may remove any member at any time.  The Compensation and Leadership Development Committee operates under a written charter that our Board of Directors adopted, which is also available on our website at http://www.simpsonmfg.com/financials/compensation.html.  We will provide a printed copy of the charter to any stockholder on request.

To assist in identifying benchmarks for the future compensation of our Named Executive Officers, the Compensation and Leadership Development Committee engaged the services of Semler Brossy Consulting Group, LLC in 2007.  In April of that year, it issued a report encompassing all of our compensation programs for our Named Executive Officers.  In the report, Semler Brossy Consulting Group, LLC identified 2 general industry surveys, the 2006 Confidential Survey of Executive Compensation and the 2006 Mercer Benchmark Database — Executive Positions. For 2010, as in 2009 and 2008, the Compensation and Leadership Development Committee did not specifically target, or benchmark, any of the elements of compensation to any particular percentile or level within the comparative market survey information from 2007. In 2010, we did not increase the salary of any of our Named Executive Officers from his or her 2009 salary. See “Compensation Discussion and Analysis — Salary and Profit Sharing Trust Contributions,” above.

The Compensation and Leadership Development Committee does not delegate its duties of determining executive officer compensation.  Our officers do, however, participate in our annual budgeting process, which forms the basis for the Compensation and Leadership Development Committee’s determination of operating profit goals used for determining qualifying income for our cash profit sharing plans and whether we grant stock options. The Board of Directors, in its entirety, is responsible for reviewing and approving the annual budget.

Compensation and Leadership Development Committee Interlocks and Insider Participation

The Compensation and Leadership Development Committee of our Board of Directors comprises Jennifer A. Chatman, Chair, Gary M. Cusumano, Peter N. Louras, Jr. and Barry Lawson Williams, all of whom are independent directors.  Ms. Chatman, Mr. Cusumano Mr. Louras and Mr. Williams have no relationships with us or any of our subsidiaries, other than as members of our Board of Directors and its committees.

In March 2007, we appointed Gerald Hagel, as a vice president of Simpson Strong-Tie Company Inc.  Mr. Hagel is the co-lessor of the property that we lease in Addison, Illinois.  In 2009, Simpson Strong-Tie Company Inc. paid approximately $268,000 to lease this property from Mr. Hagel and his wife Susan Hagel, a former employee of Simpson Strong-Tie Company Inc.  In December 2007, we extended the lease on the property for an additional 5 years, through 2012.  The members of our Board of Directors who are not employees or officers unanimously approved our lease of this property.

In January 2005, we appointed Michael Petrovic as an officer of Simpson Strong-Tie Canada, Limited, a wholly-owned subsidiary of Simpson Strong-Tie Company Inc.  Mr. Petrovic was an owner of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited, which Simpson Strong-Tie Canada, Limited acquired in 2003.  He was a co-owner of the property that Simpson Strong-Tie Canada, Limited occupies in Maple Ridge, British Columbia.  Simpson Strong-Tie Canada, Limited paid approximately $170,000 in 2006 to lease the property from Mr. Petrovic and his associates.  In February 2007, we purchased this building from Mr. Petrovic and his associates for $4.0 million.  The members of our Board of Directors who are not employees or officers unanimously approved our purchase of this property.

In 2003, Thomas J Fitzmyers, our Chief Executive Officer and a member or our Board of Directors, leased an airplane that a third-party charter company manages.  He sold this airplane in 2009. We paid the charter company standard hourly rates when Mr. Fitzmyers used this airplane to travel between his home and our offices or to travel on business.  Mr. Fitzmyers was responsible for maintaining the airplane, and he received a portion of the payments that we made to the charter company for its use, whether by us or others.  Since the sale of this airplane, we continue to pay a charter service for Mr. Fitzmyers’ travel between his home and our offices and to travel on business under a similar arrangement. In 2009, we paid approximately $409,000 for Mr. Fitzmyers to use this and other airplanes, including $26,616 that we paid to Mr. Fitzmyers as compensation (see Summary Compensation Table above).  The members of our Board of Directors who are not employees or officers unanimously approved this arrangement.

Process and Procedures for Consideration and Determination of Executive and Director Compensation

Salary

We compensate our employees at a generally comparable level to other organizations of similar size in our industry.  Although our base salaries have historically been set at levels that our Compensation and Leadership Development Committee believes are below the market, a greater proportion of total compensation is based on a system that provides employees with incentives to attain our profitability goals.  In 2008, an adjustment was made for most of our salaried employees to increase their base salaries to a more competitive level while reducing their participation in any amounts paid under our Cash Profit Sharing Plan by the same amount. This adjustment gives our employees a higher guaranteed component of their total cash compensation.  See “Compensation Discussion and Analysis — Salary and Profit Sharing Trust Contributions,” above.

Qualified Profit Sharing Plans

We and our U.S. subsidiaries maintain defined contribution profit sharing plans for U.S.-based salaried employees, including our Named Executive Officers, and for U.S.-based non-union hourly employees.  An employee is eligible for participation in a given calendar year if he or she is an employee on the first and last days of that year and completes the minimum service requirement during that year.

The minimum service requirement for a salaried employee is at least 1,000 hours of service and for an hourly employee is at least 750 hours of service.  As of December 31, 2009, 734 salaried employees and 773 hourly employees participated in these plans.  Under both of these plans, our Board of Directors has exclusive discretion to authorize contributions to the plan trusts.  These plans limit our subsidiaries’ contributions to the plan trusts to amounts deductible for federal income tax purposes under Internal Revenue Code section 404(a).  Barclay Simpson and Karen Colonias, who are Named Executive Officers, are trustees of the plan trusts and also participate in the plan for salaried employees.  Some of our foreign subsidiaries maintain similar plans for their employees.

Non-Equity Incentive Plan Compensation

We provide non-equity incentive plan compensation through two cash profit sharing plans.  One is our Executive Officer Cash Profit Sharing Plan for our Named Executive Officers and the other is our Cash Profit Sharing Plan for other qualified employees.  Under our Executive Officer Cash Profit Sharing Plan, we made quarterly payments to our Named Executive Officers in 2009 in the total amounts shown in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

Our Executive Officer Cash Profit Sharing Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986 and the related regulations and interpretations. For these officers, our Executive Officer Cash Profit Sharing Plan replaced our Cash Profit Sharing Plan described below, in which all officers had participated for over 25 years. The total awards to any participating officer under the Executive Officer Cash Profit Sharing Plan earned during the 4 quarters of a calendar year may not exceed $2,500,000. In other respects, our Executive Officer Cash Profit Sharing Plan provides incentive compensation to the participating officers on the same terms as apply to other employees under our Cash Profit Sharing Plan. Our Executive Officer Cash Profit Sharing Plan enables us to deduct fully, for federal income tax purposes, amounts we pay to participating officers under our Executive Officer Cash Profit Sharing Plan.  In 2009, no payments to any of our Named Executive Officers exceeded $1,000,000 under our Executive Officer Cash Profit Sharing Plan.

Our Board of Directors has delegated the oversight of our Executive Officer Cash Profit Sharing Plan to its Compensation and Leadership Development Committee.  The Compensation and Leadership Development Committee has sole discretion and authority to administer and interpret our Executive Officer Cash Profit Sharing Plan in accordance with Internal Revenue Code section 162(m).  The Compensation and Leadership Development Committee may at any time amend our Executive Officer Cash Profit Sharing Plan, subject in some cases to the approval of our stockholders, or may terminate it at any time.

The Compensation and Leadership Development Committee determines the amount of the award that each of the participating officers will be eligible to receive under the Executive Officer Cash Profit Sharing Plan each fiscal quarter.  The Compensation and Leadership Development Committee bases awards on a percentage of the amount by which the operating profit, as defined by the Compensation and Leadership Development Committee, of the relevant profit center — which may be Simpson Manufacturing Co., Inc. as a whole or one of our subsidiaries — exceeds a qualifying level for the fiscal quarter.  See “Compensation Discussion and Analysis — Executive Officer Cash Profit Sharing Plan,” above.

We maintain our Cash Profit Sharing Plan for the benefit of our employees and our subsidiaries’ employees, other than the officers who participate in our Executive Officer Cash Profit Sharing Plan discussed above.  Because it excludes our most highly compensated employees, the Cash Profit Sharing Plan is not qualified under section 162(m) of the Internal Revenue Code of 1986 and we believe that compensation paid under it is tax deductible.  We may change, amend or terminate our Cash Profit Sharing Plan at any time.  Under our Cash Profit Sharing Plan, as currently in effect, the Compensation and Leadership Development Committee reviews and approves a qualifying level for the coming fiscal year for each of Simpson Manufacturing Co., Inc., Simpson Dura-Vent Company, Inc. and qualifying branches of Simpson Strong-Tie Company Inc.  The qualifying level equals the value of the net operating assets, as defined by the Compensation and Leadership Development Committee, of Simpson Manufacturing Co., Inc., Simpson Dura-Vent Company, Inc. or the respective branch of Simpson Strong-Tie Company Inc., multiplied by a rate of return on those assets, as determined by the Compensation and Leadership Development Committee.  If profits exceed the qualifying level in any fiscal quarter, we pay a portion of the excess to the eligible employees as cash compensation.  Our executive officers determine, and our Compensation and Leadership Development Committee reviews and approves, the percentage of the excess that we will distribute and the rates we use to calculate the amounts that we distribute to participants.  Whether or not we pay amounts in any quarter under our Cash Profit Sharing Plan does not affect an employee’s ability to earn amounts in any other quarter under our Cash Profit Sharing Plan.  Under our Cash Profit Sharing Plan, we paid amounts totaling $7.9 million in 2009, $17.5 million in 2008 and $30.1 million in 2007.

1994 Stock Option Plan

By affording selected employees, directors and consultants the opportunity to own shares of our common stock, we intend the 1994 Stock Option Plan to:

•      enhance our ability to retain the services of our employees, directors or consultants and to secure and retain the services of prospective employees, directors and consultants; and

•      provide incentives for them to exert maximum efforts for our success.

Our Board of Directors adopted and our stockholders approved our 1994 Stock Option Plan prior to our initial public offering in 1994.  We amended our 1994 Stock Option Plan in 1997, 2000, 2002, 2004 and 2008.  Our stockholders approved the 1997, 2000, 2002 and 2008 amendments.  We may not sell more than 16 million shares of common stock (including shares already sold) pursuant to all options granted under our 1994 Stock Option Plan.  Common stock sold on exercise of stock options granted under the 1994 Stock Option Plan may be previously unissued shares or reacquired shares, bought on the market or otherwise.  In 2009, we granted stock options under our 1994 Stock Option Plan to purchase 53,000 shares of our common stock, pursuant to commitments we had made in 2008.  In 2010, we granted stock options under our 1994 Stock Option Plan to purchase 148,000 shares of our common stock, pursuant to commitments we had made in 2009.  We did not grant any stock options to our Named Executive Officers in 2009 or 2010.  If we meet all of our operating profit goals for 2010, we anticipate granting stock options under our 1994 Stock Option Plan to purchase 1,558,000 shares, 288,000 of which would be granted to Named Executive Officers. See “Compensation Discussion and Analysis — Stock Options.”

Employee Stock Bonus Plan

Under our 1994 Employee Stock Bonus Plan, we award shares of our common stock, based on years of service, to employees who do not participate in our 1994 Stock Option Plan.  The Compensation and Leadership Development Committee reviews and approves the number of shares we award, as well as the period of service.  The Compensation and Leadership Development Committee has tried to balance the amount of the stock bonus awards over the years as the stock price has fluctuated, by increasing or reducing the number of shares that we award in a given year.  We also award cash bonuses to these employees to compensate for their income taxes payable as a result of these bonuses.  We have generally issued the shares to an employee in the year following the year in which the employee reached a tenth anniversary.  None of our Named Executive Officers participates in our 1994 Employee Stock Bonus Plan.

Employment Agreements

We do not ordinarily enter into any written employment agreements with our officers, and we do not currently have an employment agreement with any of our Named Executive Officers.

Grants of Plan-Based Awards

We generally grant options under our 1994 Stock Option Plan once each year, in January or February, on the day that our Compensation and Leadership Development Committee meets to approve the grants that employees earned by meeting or exceeding our branch, subsidiary or company goals for the preceding fiscal year.  The exercise price per share under these options generally equals or exceeds the closing market price per share of our common stock as reported by the New York Stock Exchange for the day preceding the date of the Compensation and Leadership Development Committee meeting.  In 2009 and 2008, we granted options under our 1994 Stock Option Plan to purchase, respectively, 53,000 and 54,000 shares of our common stock pursuant to commitments related to the respective preceding fiscal years.  We did not grant any options under our 1994 Stock Option Plan to any of the Named Executive Officers during 2009.

Generally, options that the Compensation and Leadership Development Committee grants under the 1994 Stock Option Plan vest (become exercisable) in increments over 4 years.  Our Board of Directors has, however, resolved to accelerate the vesting of options in two situations.  First, when an employee ceases employment with us after reaching age 60, all of the employee’s unvested options vest fully.  Second, all outstanding options under the 1994 Stock Option Plan will fully vest, and must be exercised, on a change in control of Simpson Manufacturing Co., Inc.  For this purpose, we define a “change in control” as one of the following:

•      a merger or consolidation in which we are not the surviving corporation, if the surviving corporation refuses to assume or continue our options, or to substitute similar options, or our options do not otherwise continue in effect;

•      a reverse merger in which we are the surviving corporation, but as part of the merger the outstanding shares of our common stock convert into other securities, cash or other property, if the surviving corporation refuses to assume or continue our options, or to substitute similar options, or our options do not otherwise continue in effect; or

•      the dissolution or liquidation of Simpson Manufacturing Co., Inc.

These acceleration provisions apply to all participants in our 1994 Stock Option Plan, including our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2009, our Named Executive Officers held the following stock options that had been granted under our 1994 Stock Option Plan:

		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options		Option	Option
	Options	(#) Unexercisable		Exercise	Expiration
Name	(#) Exercisable	{1}		Price($)	Date

Thomas J Fitzmyers	18,000	—		25.430	12/31/10
	9,000	—		34.900	12/31/11
	6,750	2,250	{2}	40.720	01/25/13

Karen Colonias	20,000	—		25.430	12/31/10
	3,000			34.900	12/31/11
	2,937	63	{3}	40.720	01/25/13
	1,416	584	{3}	33.620	02/01/14

Michael J. Herbert	110,000	—		25.430	12/31/10
	4,000			34.900	12/31/11
	3,000	1,000	{2}	40.720	01/25/13

Barclay Simpson	750	250	{2}	44.792	01/25/11

Phillip T. Kingsfather	3,334	—		25.430	12/31/10
	22,000	—		34.900	12/31/11
	32,312	688	{3}	40.720	01/25/13
	1,000	1,000	{2}	33.620	02/01/14

Stephen P. Eberhard	10,000	—		25.430	12/31/10
	16,000	—		34.900	12/31/11

{1}  As discussed above — see “Grants of Plan-Based Awards” — vesting of stock options will accelerate on a change in control or on the optionee ceasing employment with us after reaching age 60.

{2}  Unless vesting accelerates as discussed above, options vest at the rate of 1/4th per year on the anniversary of the date of grant.

{3}  Unless vesting accelerates as discussed above, options vest at the rate of 1/48th per month each month beginning with the first month after the month of grant.

Option Exercises and Stock Vested

The following table provides information for the year ended December 31, 2009, on the exercise of stock options granted to our Named Executive Officers under our 1994 Stock Option Plan:

	Option Awards
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Thomas J Fitzmyers	18,000	126,628
Karen Colonias	26,000	93,103
Phillip T. Kingsfather	334	2,135
Stephen P. Eberhard	10,000	124,953

Potential Payments on Termination or Change in Control

We do not currently have or plan to adopt any deferred compensation programs or defined benefit pension plans and generally do not pay benefits after termination of employment.  In some circumstances, however, we may compensate a former employee after terminating employment with us, including the acceleration of vesting of stock options on voluntary termination after reaching the age of 60 or in the event of a change in control. In either event, no compensation would be provided to any of the Named Executive Officers so long as the market value per share of our common stock is less than $26.89, the closing price per share on December 31, 2009.

Director Compensation

The following table provides information on compensation for the year ended December 31, 2009, that we paid to our directors who are not also our employees or officers.  The amounts shown include all compensation for services to us.

	Fees	All
	Earned or	Other
	Paid in	Compensation	Total
Name	Cash($)	($){1}	($)

Jennifer A. Chatman	91,000	1,000	92,000
Earl F. Cheit	88,000	1,000	89,000
Gary M. Cusumano	84,500	1,000	85,500
Peter N. Louras, Jr.	95,000	—	95,000
Robin G. MacGillivray	86,000	—	86,000
Barry Lawson Williams	97,000	1,000	98,000

{1}  Represents matching contributions made by us for charitable gifts made by the director.

We pay each of our directors whom we do not compensate as an officer or employee —

•      an annual retainer of $32,000,

•      a fee of $2,000 for attending in person each meeting of our Board of Directors or attending by telephone a meeting that is scheduled to be held by telephone conference,

•      a fee of $2,000 for attending in person each committee meeting held on a day when our Board of Directors does not meet,

•      a fee of $1,000 for each committee meeting he or she attends in person on the same day as a meeting of our Board of Directors or another committee, and

•      a fee of half of the normal fee for each Board of Directors or committee meeting he or she attends by telephone, unless it is scheduled to be held by telephone conference.

We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation and Leadership Development Committee, Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses incurred in attending Board of Directors and committee meetings and educational programs.  We also pay each of our outside directors $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

1995 Independent Director Stock Option Plan

Our Board of Directors adopted the Simpson Manufacturing Co., Inc. 1995 Independent Director Stock Option Plan, and our stockholders approved it, in 1995.  Our Board of Directors amended our 1995 Independent Director Stock Option Plan in 1997, 2002 and 2004.  Our stockholders approved the 2002 amendment.  The purposes of our 1995 Independent Director Stock Option Plan are to give our independent directors an opportunity to own shares of our common stock to align their efforts with our long-term financial success and to secure their continued service.  We may not sell more than 320,000 shares of our common stock, including shares already sold, pursuant to all options granted under our 1995 Independent Director Stock Option Plan.  On exercise of options granted under our 1995 Independent Director Stock Option Plan, we may sell previously unissued shares or reacquired shares, bought on the market or otherwise.  Under our 1995 Independent Director Stock Option Plan, we grant options to our independent directors as of the February 15th following each year in which we achieve our operating goals.  We did not grant any options under our 1995 Independent Director Stock Option Plan in 2008, 2009 or 2010.  If we meet the company-wide operating profit goal for 2010, we anticipate granting a stock option in 2011 to purchase 5,000 shares of our common stock under our 1995 Independent Director Stock Option Plan to each of our independent directors.

The following table provides information for the year ended December 31, 2009, on the exercise of stock options granted to our directors under our 1995 Independent Director Stock Option Plan:

	Option Awards
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Earl F. Cheit	2,000	16,026
Peter N. Louras, Jr.	2,000	14,406
Barry Lawson Williams	2,000	17,810

Compensation Consultants

The Compensation and Leadership Development Committee of our Board of Directors engaged Semler Brossy Consulting Group, LLC in 2007 to perform an analysis of our compensation policies and to identify benchmarks against which to compare our Named Executive Officers’ 2007 compensation. They were not engaged to perform any other services for us and they were paid a fee of $50,200 to deliver their report. The services that were provided by Semler Brossy Consulting Group, LLC were requested and approved by the Compensation and Leadership Development Committee and not recommended or made by our management. Neither management nor our Compensation and Leadership Development Committee engaged a compensation consultant during 2009, for any purpose.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee of our Board of Directors reviewed the above Compensation Discussion and Analysis, discussed it with our officers and recommended its inclusion in our Annual Report on Form 10-K for the year ended December 31, 2009, and in this Proxy Statement.

Compensation and Leadership Development Committee

Jennifer A. Chatman, Chair
Gary M. Cusumano
Peter N. Louras, Jr.
Barry Lawson Williams

Report of the Audit Committee of our Board of Directors

The Audit Committee of our Board of Directors is responsible for financial and accounting oversight.  Its policies and practices are described below.

Composition

The Audit Committee comprises 5 independent directors, as defined by the New York Stock Exchange rules.  It operates under a written charter that our Board of Directors adopted, which is available on our website at http://www.simpsonmfg.com/financials/audit.html, and a copy of which is attached as Exhibit A of this Proxy Statement.  We will provide a printed copy of the charter to any stockholder on request.  The members of the Audit Committee are Peter N. Louras, Jr., Chair, Jennifer A. Chatman, Earl F. Cheit, Gary M. Cusumano and Robin G. MacGillivray.  Our Board has determined that each of them meets the definitions and standards for independence and is financially literate, and that 1 of the Audit Committee members, Peter N. Louras, Jr., has financial management expertise as required by the New York Stock Exchange’s rules and meets the Securities and Exchange Commission’s definition of an “audit committee financial expert.”

Responsibilities

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the accounting firm that we engage as our independent registered public accounting firm.  Our officers are responsible for our internal controls and financial reporting process.  Subject to the Audit Committee’s oversight, our independent registered public accounting firm is responsible for performing an independent audit of our internal controls over financial reporting, for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and for reporting on those audits.

Review with Officers and the Independent Registered Public Accounting Firm

The Audit Committee met 5 times in 2009 and has held discussions with our officers and the independent registered public accounting firm.  Our officers represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee has reviewed and discussed the consolidated financial statements with our officers and PricewaterhouseCoopers LLP, our independent registered public accounting firm.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that they were required to discuss under Statement on Auditing Standards No. 90, Audit Committee Communications, which amends Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, the independent accountants, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence.  The Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence. On that basis, the Audit Committee believes that PricewaterhouseCoopers LLP is independent.

Summary

Based on the Audit Committee’s discussions with our officers and PricewaterhouseCoopers LLP, the Audit Committee’s review of the representations of our officers, and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.  The Audit Committee believes that it has satisfied its responsibilities under its charter.

Audit Committee
Peter N. Louras, Jr., Chair
Jennifer A. Chatman
Earl F. Cheit
Gary M. Cusumano
Robin G. MacGillivray

Audit and Related Fees

Audit Fees

For professional services for the audit of our annual consolidated financial statements included in our annual report on Form 10-K, the audit of our internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, we paid PricewaterhouseCoopers LLP an aggregate of approximately $2,014,000 for 2009 and $1,628,000 for 2008, approximately 72% and 66%, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

Audit-Related Fees

We did not pay any audit-related fees to PricewaterhouseCoopers LLP for 2009 and 2008.

Tax Fees

For professional services for tax compliance associated with our annual tax returns, and for tax advisory and planning services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $764,000 for 2009 and $597,000 for 2008, approximately 27% and 24%, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.

All Other Fees

For all other services, we paid PricewaterhouseCoopers LLP an aggregate of approximately $10,000 for 2009 and $246,000 for 2008, less than 1% and approximately 10%, respectively, of the total fees that we paid to PricewaterhouseCoopers LLP for those years.  In 2009, these other services were primarily for assistance in preparing a statutory filing in Denmark and for a subscription to an online accounting research tool and in 2008, the services were primarily for work related to post-implementation review of information technology systems.

The Audit Committee must pre-approve fees to be paid to PricewaterhouseCoopers LLP before PricewaterhouseCoopers LLP begins work.  The Audit Committee pre-approved all fees and services for PricewaterhouseCoopers LLP’s work in 2009 and 2008.  The Audit Committee has determined that the fees for services rendered were compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Governance and Nominating Committee of our Board of Directors

Our Board of Directors has a standing Governance and Nominating Committee, which is primarily responsible for nominating candidates to our Board of Directors.  Its charter and our corporate governance guidelines are available on our website at http://www.simpsonmfg.com/financials/governance.html.  We will provide a printed copy of each to any stockholder on request.  The 4 members of the Governance and Nominating Committee, Robin G. MacGillivray, Chair, Jennifer A. Chatman, Earl F. Cheit and Barry Lawson Williams, are independent and meet all applicable independence requirements.

The Governance and Nominating Committee considers all candidates identified as potential directors, including those submitted by stockholders for its consideration.  Any of our stockholders can recommend a director candidate to the Governance and Nominating Committee by writing a letter to:

Simpson Manufacturing Co., Inc.

Board of Directors Governance and Nominating Committee

5956 W. Las Positas Blvd.

Pleasanton, CA 94588

For the Governance and Nominating Committee to consider a candidate for the 2011 annual meeting, we must receive the letter not later than November 10, 2010.  The letter should include a description of the attributes that the stockholder believes the candidate would bring to our Board of Directors and the candidate’s biography and contact information.

When evaluating a director candidate, whether or not recommended by a stockholder, the Governance and Nominating Committee uses for guidance our Governance Guidelines on Director Qualification and Key Director Responsibilities and considers the candidate’s education, business experience, financial expertise, industry experience, business acumen, interpersonal skills, vision, teamwork, integrity, strategic ability and customer focus.  The Governance and Nominating Committee will review and discuss potential candidates who come to its attention, whether from internal or external sources.  From the review and discussion, the Governance and Nominating Committee may narrow the list of potential candidates and interview the remaining candidates.  The Governance and Nominating Committee will recommend for consideration by the full Board of Directors any candidate that the Governance and Nominating Committee considers to be suitable.

Our Bylaws also permit our stockholders directly to nominate directors.  To do so, a stockholder must notify our Secretary at least 75 days, but not more than 90 days, before an annual meeting, unless we do not publicly disclose the date of the meeting at least 85 days before the date that the meeting is scheduled to be held, in which case our Secretary must receive the stockholder’s notice within 10 days after we publicly disclose the meeting date.  A stockholder’s notice nominating 1 or more director candidates must state as to each such candidate —

•                  the candidate’s name, age, business address and residence address,

•                  the candidate’s principal occupation or employment,

•                  the number of shares of our common stock that the candidate beneficially owns and other information, if any, required by our Bylaws, and

•                  any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder’s notice must also state the stockholder’s name and address, as they appear on our books, and the number of shares of our common stock that the stockholder beneficially owns and other information, if any, required by our Bylaws.  We will disregard a purported nomination that does not comply with these procedures in our Bylaws.  We did not receive such a notice from any stockholder for our 2010 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission.  Securities and Exchange Commission regulations require such persons to furnish us with copies of all section 16(a) reports that they file.  Based solely on our review of the copies of such reports that we received and written representations from the executive officers and directors, we believe that in 2009 our directors and officers and 10% stockholders met all of the section 16(a) filing requirements regarding our common stock, except that Barclay Simpson, Chairman, made a gift of shares in March 2007 and was 1 year late filing his report on Form 5 for 2007.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our Chief Executive Officer and our Chief Financial Officer, as well as all other of our and our subsidiaries’ employees.  This code is posted on our website at http://www.simpsonmfg.com/about/ethics.html.  We will provide a printed copy of the code, free of charge, to any stockholder on request.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the meeting.  So far as our Board of Directors is aware, no matters will be brought before the meeting except as specified in the notice of the meeting.  The persons that you will appoint as your proxies in the enclosed form intend to vote according to their judgment on any other business that properly comes before the meeting.

DISCLAIMER REGARDING INCORPORATION BY REFERENCE OF THE REPORTS OF
THE AUDIT AND COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEES

THE INFORMATION SHOWN IN THE SECTIONS ENTITLED “REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS” AND “COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT” SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING BY SIMPSON MANUFACTURING CO., INC. WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT SIMPSON MANUFACTURING CO., INC. INCORPORATES THIS INFORMATION BY SPECIFIC REFERENCE, AND SUCH INFORMATION SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

STOCKHOLDER PROPOSALS

We must receive stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2011 Annual Meeting of Stockholders a reasonable time before we begin our solicitation, and in any event not later than November 10, 2010.

BY ORDER OF THE BOARD

Karen Colonias

Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY OR THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

EXHIBIT A

SIMPSON MANUFACTURING CO., INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

February 2, 2010

I. PURPOSE

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Simpson Manufacturing Co., Inc. (the “Company”) is to provide independent and objective oversight of the accounting functions and internal controls of the Company and its subsidiaries and to ensure the integrity of the Company’s financial statements and compliance with applicable legal and regulatory requirements.  The Committee is responsible for preparing a report of its findings, to be included in the Company’s annual proxy statement.  The Committee has the sole authority and responsibility to select, evaluate the qualifications and independence of, and, where appropriate, replace the independent auditors.  Also, the Committee evaluates the performance of the Company’s internal audit function.

The Committee’s role is one of oversight and review.  It is not expected to audit the Company, to define the scope of the audit, to control the Company’s accounting practices, or to define the standards to be used in preparation of the Company’s financial statements.

II. FUNCTIONS

The Committee shall perform the following functions in the following areas:

1.                                               Independent Auditors.  Exercise sole authority to retain and terminate the Company’s independent auditors and approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors.  The independent auditors shall report directly to the Committee.

2.                                               Plan of Audit. Consult with the independent auditors regarding the plan of audit. The Committee also shall review with the independent auditors their report on the audit and review with the Company’s officers the independent auditors’ suggested changes or improvements in the Company’s accounting practices or controls.

3.                                                   Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with the Company’s officers recommended changes in the Company’s methods of accounting or financial statements. The Committee also shall review with the independent auditors any significant proposed changes in accounting principles and financial statements.   The Committee shall review with the Company’s officers and the independent auditors any correspondence with regulatory authorities and any published reports that raise material issues regarding the Company’s accounting practices.

4.                                                   Internal Accounting Controls. Discuss the Company’s major financial risk exposures and the steps the Company’s officers have taken to monitor and control such exposures.  The Committee consults with the independent auditors regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent auditors regarding internal controls shall be conducted out of the presence of the Company’s officers.

5.                                               Financial Disclosure Documents.  Review with the Company’s officers and the independent auditors the Company’s financial disclosure documents including all interim and annual financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders and interested parties and, following the satisfactory completion of each year-end review, recommend to the Board the inclusion of the audited financial statements in the Company’s annual report on Form 10-K.  The Committee shall discuss with the Company’s officers the type and presentation of information to be included in the Company’s earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The review shall include any significant problems and material disputes between the Company’s officers and the independent auditors and a discussion with the independent auditors out of the presence of the Company’s officers of the quality of the Company’s accounting principles as applied in its financial reporting, the clarity of the Company’s financial disclosures and degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by the Company’s officers in preparing the financial disclosure and reviewed by the independent auditors.

6.                                               Internal Control Systems. Conduct separate meetings quarterly with the Company’s officers, internal auditors, and independent auditors to review the Company’s internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws, and regulations. The review shall include internal audit summaries of and, as appropriate, copies of its significant reports to the Company’s officers and the officers’ responses, as well as any significant problems and regulatory concerns.

7.                                               Ethical Environment. Consult with the Company’s officers on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication, and enforcement of codes of conduct to guard against dishonest, unethical, or illegal activities.  The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company from its employees regarding accounting, internal accounting controls, and auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

8.                                                   Oversight of Independent Auditors. Evaluate qualifications, performance and independence of the independent auditors on an annual basis and where appropriate retain a replacement for the independent auditors. In such evaluation, the Committee shall annually obtain and review a report of the independent auditors’ internal quality-control procedures, any material issues raised by their internal quality-control review or any external review occurring within the preceding five years with respect to one more independent audits carried out by the independent auditors, and steps taken to resolve any such issues.  With regard to the evaluation of independence, the Committee shall ensure that the independent auditors deliver to the Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Committee shall engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors and in response to the independent auditors’ report take, or recommend that the Board take, appropriate action to satisfy itself of the independent auditors’ independence.  The Committee shall review the response of the Company’s officers to any audit problems or difficulties.

9.                                               Hiring Policies for Former Employees of the Independent Auditors.  Ensure compliance with the following hiring policies:  Any former employee of the independent auditors may be eligible for employment with the Company if he or she has no influence over the independent auditors’ operations or financial policies; has no capital balance in the independent auditors; has no financial arrangement with the independent auditors; and has not been a member of the independent auditors’ audit engagement team within the year preceding the commencement of employment with the Company.  In addition, a formal hiring request must be received and reviewed by the Chief Financial Officer for any proposed employment candidate who was an audit supervisor or above with the independent auditors.  The Chief Financial Officer must discuss the formal hiring request with the Committee Chair before an offer is extended.

10.                                             Review and Amendment of Charter.  Perform annually a self-evaluation of the Committee’s performance to assess and insure effectiveness. Also, the Committee will review this Charter annually, to assess its adequacy and propose appropriate amendments to the Board.

11.                                             Whistleblower Communications.  Ensure that the Company has appropriate procedures for receiving and responding to complaints about the Company’s accounting, internal accounting controls or auditing matters.  To carry out this responsibility the Committee posts on the Company’s internal website the procedures for two formal means by which employees may confidentially or anonymously express directly to the Committee their concerns about accounting or auditing matters. The two formal means are US mail sent directly to the Committee’s PO Box and interoffice mail sent by sealed envelope to the Committee Chair.  Committee procedures concerning the handling and consideration of complaints are appended to this Charter, along with a statement of the informal means by which employees may express concerns about accounting or auditing matters.

III. COMPOSITION & INDEPENDENCE

The Committee shall consist of not fewer than three independent Directors, who shall be appointed by the Board of Directors. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise or any other comparable experience or background that results in the individual’s financial sophistication. No member of the Committee shall be employed or otherwise affiliated with the Company’s independent auditors.  Each member of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulation of the Securities and Exchange Commission.

In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for fully informing the Committee Chair, and in the case where the Committee Chair faces a potential or actual conflict of interest, the Committee Chair shall fully inform the Chairman of the Board. In the event that the Committee Chair, or the Chairman of the Board, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter posing the potential or actual conflict of interest is resolved.  The Board may, at any time and in its complete discretion, replace a Committee member.

IV. MEETINGS

The Committee shall meet on a regular basis. Meetings shall be scheduled at the discretion of the Committee Chair. The Committee may ask the Company’s officers or others to attend a meeting and provide pertinent information as necessary.

V. REPORTS

The Committee will report to the Board regularly with respect to its activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the Board for review.

The Committee shall report to the shareholders in the Company’s proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.

VI. OTHER AUTHORITY

The Committee is authorized to confer with the Company’s officers and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities. The Committee is also authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board informed as to the nature and extent of such outside advice.  The Committee shall have the authority to delegate any of its responsibilities to subcommittees or individual(s) as the Committee may deem appropriate in its sole discretion.  The Company shall provide appropriate funding, as deemed necessary by the Committee, to compensate any independent auditor, outside legal counsel, or any other advisors employed by the Committee, and to pay ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.

APPENDIX A

AUDIT COMMITTEE INFORMAL WHISTLEBLOWER PROCEDURES

February 2, 2010

PROCEDURES

1. Submission and Receipt of Complaints

Employees are free to bring complaints about accounting or auditing matters directly to the attention of their supervisors or any other manager as they would any other workplace concern.  If the employee is not satisfied that the matter has been appropriately addressed, the employee should feel free to contact the President of his/her company or the President of Simpson Manufacturing Co., Inc. (the “Company”). When a President receives such a complaint, he or she shall forward it promptly in the following order and manner:

Position:	Authorization to Receive Complaint:
Director of Internal Audit	Authority to receive notification of all reports except reports implicating himself.
Company Controller	Authority to receive notification of all reports except reports implicating himself, the Chief Financial Officer or the Director of Internal Audit.
Chief Financial Officer	Authority to receive notification of all reports except reports implicating himself or the Director of Internal Audit.
Board Director	Authorization to receive notification of all reports.

An employee may choose to deliver any complaint directly to the Audit Committee of the Company’s Board of Directors by mail at P.O. Box 1394, Alamo, CA 94507-7394, or in a sealed envelope sent through the Company’s interoffice mail to the Chair of the Audit Committee.

2.  Retention of Records of Complaints

Records pertaining to a complaint are the property of the Company and shall be retained:

a.                                       in compliance with applicable laws and document retention policies;

b.                                      subject to safeguards that ensure their confidentiality, and, when applicable, the anonymity of the person making the complaint.

3. Consideration of Complaints

a.                                       All complaints shall be treated as confidential.

b.                                      Although a person making an anonymous complaint may be advised that maintaining anonymity could hinder an effective investigation, the anonymity of the person making the complaint shall be maintained unless the person indicates that he or she no longer wishes to remain anonymous.

c.                                       The Chair of the Audit Committee shall inform the Audit Committee, in summary form or otherwise, of all complaints received, with an initial assessment as to the appropriate treatment of each complaint. Assessment, investigation, and evaluation of each complaint shall be conducted by, or at the direction of, the Audit Committee.  If the Audit Committee deems it appropriate, the Audit Committee may engage at the Company’s expense independent advisors, such as outside counsel and accountants unaffiliated with the Company’s auditor.

d.                                      Following investigation and evaluation of a complaint, the Chair of the Audit Committee shall report to the Audit Committee on recommended disciplinary or remedial action, if any. The action determined by the Audit Committee to be appropriate under the circumstances shall then be brought to the Board or to the appropriate officers for authorization or implementation, respectively. If the action taken to resolve a complaint is deemed by the Audit Committee to be material or otherwise appropriate for inclusion in the minutes of the meetings of the Audit Committee, it shall be so noted in the minutes.

e.                                       Any effort to retaliate against any person making a complaint in good faith is strictly prohibited and shall be reported immediately to the Chair of the Audit Committee or the Director of Internal Audit.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000044123_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Gary M. Cusumano 02 Peter N. Louras, Jr. SIMPSON MANUFACTURING CO., INC. 5956W. LAS POSITAS BLVD. PLEASANTON, CA 94588 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/23/10). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use your touch-tone phone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date (Simpson Manufacturing Co., Inc. Profit Sharing Trust plan participants may transmit their voting instructions until 11:59 P.M. Eastern Time on 04/23/10). Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm. NOTE: Unless otherwise specified, this proxy will be voted for the nominees listed above as directors and for proposal 2, and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof. IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000044123_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . PROXY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF DIRECTORS OF SIMPSON MANUFACTURING CO., INC Annual Meeting of Stockholders - April 28, 2010 The undersigned hereby appoints Barclay Simpson and Thomas J Fitzmyers, and each of them, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned all shares of the common stock of Simpson Manufacturing Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 2010, at 5956 W. Las Positas Blvd., Pleasanton, California, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such common stock, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side hereof. The shares represented by this proxy will be voted as directed, or if directions are not indicated, will be voted for the election as directors of some or all of the persons listed on this proxy, in the manner described in the proxy statement. This proxy confers on the proxyholders the power of cumulative voting and the power to vote cumulatively for fewer than all of the nominees as described in such proxy statement. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000047733_1 R2.09.05.010 SIMPSON MANUFACTURING CO., INC. SIMPSON MANUFACTURING CO., INC. 5956W. LAS POSITAS BLVD. PLEASANTON, CA 94588 Annual Meeting March 02, 2010 April 28, 2010 2:00 PM PDT 5956 W. Las Positas Blvd Pleasanton, California

Before You Vote How to Access the Proxy Materials Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery please make the request as instructed above on or before Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BYTELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 14, 2010 to facilitate timely delivery. How To Vote Please Choose One of The Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. 0000044122_2 R2.09.05.010

1. Election of Directors Nominees 01 Gary M. Cusumano 02 2 the meeting or any adjournment thereof. PROMPTLY USING THE ENCLOSED ENVELOPE R2.09.05.010 The Board of Directors recommends that you vote FOR the following: Peter N. Louras, Jr. The Board of Directors recommends you vote FOR the following proposal(s): Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm. NOTE: Unless otherwise specified, this proxy will be voted for the nominees listed above as directors and for proposal 2, and will be voted in the discretion of the proxies on such other matters as may properly come before IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD Voting items 0000044122_3

0000044122_4 R2.09.05.010